Exhibit 99.1

SS Innovations Announces Successful Completion of First Telesurgery

Performed with the Company’s SSi Mantra Tele Surgeon Console

Compact New Console Facilitates Performance of Telesurgeries from a Wide Range of Locations,

including Physicians’ Offices

Fort Lauderdale, FL – November 6, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the successful completion of the first telesurgery performed with the Company’s SSi Mantra Tele Surgeon Console (the “TSC”). The TSC is a compact self-contained chair-based version of the larger SSi Mantra surgeon command center that enables portability, requires less space, and facilitates the performance of telesurgeries from a wide range of settings including physician offices.

The Company first showcased this disruptive innovation at the Society of Robotic Surgery Meeting held in Orlando in June 2024 and since then has made a number of technological refinements to the TSC. On October 17, 2025, Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, utilized the TSC for the first time to remotely perform a robotic assisted coronary artery bypass procedure from his residence in New Delhi, India on a patient located approximately 185 miles away at Manipal Hospital in Jaipur, India. This milestone demonstrates the benefits of the TSC’s compact design, which enables the provision of surgical expertise from the office of any physician without requiring the resources of an entire operating room.

(The SSi Mantra Tele Surgeon Console)

Dr. Srivastava commented, “We believe that the SSi Mantra Tele Surgeon Console will offer significant advantages for telesurgery applications in the future and promote greater patient access to surgical expertise. The TSC is a compact, self-contained chair with inbuilt electronics, supported by lightweight glasses and magnified three-dimensional view capabilities as well as magnetic sensor-based controls. The TSC has a smaller footprint compared to our standard surgeon command center, providing hospital networks with flexibility to place consoles in the offices of surgical experts without tying up entire operating rooms. As long as connectivity is available, we believe that telesurgery and physician expertise can be extended from anywhere using the TSC.”

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com